Exhibit 10.40

Gyeonggi Urban Innovation Corporation

[to be kept by Lessee]

Pangyo TechnoValley 2
The Knowledge Industrial Center
The Industrial Center Lease Agreement
(Corporate Growth Center F1) [#325, 326]

Pangyo TechnoValley 2

The Knowledge Industrial Center (Corporate Growth Center F1) Lease Agreement

• Indication of the Object (Premises)

: Pangyo TechnoValley 2, Industrial Plot, Gyeonggi Corporate Growth Center Block F1, 3f #325, 326

(2 lots including 293-dab Siheung-dong Soojung-gu, Sungnam, Gyeonggi Province, Changup-ro 42 Soojung-gu, Sungnam, Gyeonggi Province)

(unit:  m2)

	Leased area
Details	Exclusive	Shared	Other shared	Parking	Total	Business type (use)
Area	202.00	66.75	39.24	86.52	394.50

• Security Deposit and Rent Payment Method

(unit: won/ including VAT)

Details	Price	VAT	Total
Monthly rent	3,221,000	322,100	3,543,100
Upfront rent (3 months)	9,663,000	966,300	10,629,300
Comments

[Payment date]

-                    First 3 months’ upfront rent: Occupancy date

-                    3 months’ upfront rent thereafter: previous rent calculation end date

•                  To be paid the following day should the payment date fall on a holiday

(unit: won)

Details		Price	Payment date
Security deposit	Down payment	3,866,400	Contract date
	Interim payment	—	—
	Balance	34,797,600	Designated entry date
Total		38,664,000

• Bank Account for Payment Security Deposit and Rent

Payment accounts	Details	Bank	Account number	Account holder
	Security deposit	Nonghyup	79001299687477	Gyeonggi Urban Innovation Corporation (GICO)
	Monthly rent	Woori Bank	1005-803-654778	Kyungam Sungnam Rent (ltd.)

*The rent and security deposit must be paid to the bank accounts provided above, in the form of a deposit without passbook, in the name of the contractor (the “Lessee”), specifying the floor and lot number. Any payment failing to meet said conditions shall be rendered invalid.

This agreement on the lease of the aforementioned premises (this “Agreement”) is entered into by and between the Gyeonggi Urban Innovation Corporation (the “Lessor”) and the Lessee, and in evidence of the terms and conditions, the two parties shall draw up 2 copies of this Agreement, and each party shall retain 1 copy.

May 2, 2019

Lessor

• Name: Gyeonggi Urban Innovation Corporation

• Resident Registration Number (Business registration number): 130171-0000052

• Address: 46 Kwonjung-ro Kwonsun-gu, Suwon, Gyeonggi Province

• President: Lee Heon-Uk

Lessee

• Name (Corporate name): NeuroBo Pharmaceuticals, Inc.

• Resident Registration Number (Business registration number): 802-88-01043

• Address: Heolleung-ro 7 IKP707, Seocho-gu, Seoul

• Phone number (landline/mobile): 02)3497-1707, 010-8203-2339

• E-mail (for receipt of tax invoice):  szchoi@neurobopharma.com

•                  Any contractual activity other than this Agreement (separate contract or agreement etc.) shall be deemed invalid.

• Expected occupancy date: 2 months from the execution date of this Agreement

Article 1 (Use of the Leased Premises)

The Lessee shall use the leased premises in accordance with the objective of the lease, and shall not use the premises for any other purpose without the prior consent of the Lessor.

Article 2 (Lease term and Effectiveness)

1)             The lease term shall be from July 2, 2019 (the “Occupancy Date”) until July 1, 2024 (5 years).

2)             This Agreement shall take effect upon the conclusion of this Agreement.

3)             In the event that the Lessee should not begin the use of the leased premises even after 30 days from the Occupancy Date provided in Paragraph 1 of this Article, or has not made full payment of the security deposit and first 3 months’ upfront rent, this Agreement shall be automatically rescinded; provided, however, that exceptions may be made should the Lessee obtain prior consent from the Lessor.

Article 3 (Security Deposit and Rent)

1)             The Lessee shall make the full cash payment to the Lessor of the security deposit and 3 months’

upfront rent to the designated bank and account on the appointed date, and the security deposit and upfront rent paid by the Lessee shall accrue no interest.

2)             Should the lease term begin or end within a given month, the rent shall be calculated by proration.

3)             The Lessee shall not assign the right to claim the return of the security deposit or pledge the security deposit as collateral to a third party, and the security deposit that is returned upon the rescission or termination of this Agreement shall accrue no interest.

Article 4 (Damages for Delay)

1)             In the event of the following circumstances, the Lessee shall compensate the Lessor with damages for delay by applying the arrear rate (6.5% per annum) on the amount in arrears for the total delinquency period:

1.              In the event the security deposit is not paid by the due date; provided, however, that this shall not apply when this Agreement has been automatically rescinded pursuant to Paragraph 3 of Article 2

2.              In the event the rent and maintenance fees are not paid by the due date

3.              In the event that the Lessee fails to pay the Lessor any fees or liabilities within the due date.

2)             In the event of fluctuations in market interest rates due to changes in the economic landscape, the Lessor may adjust the rates within the range between the weighted average of credit rates of commercial banks as announced by the Bank of Korea and the total spread by delinquency period as set forth by the bank with the largest share of household lending (based on previous year performance), and the Lessor shall provide advance notice of this information to the Lessee. In this case, the damages for delay shall be prorated from the date of the adjustment, applying the revised rates.

Article 5 (Amendment of Leasing Terms and Conditions)

The Lessor and the Lessee may adjust the annual rent and security deposit through re-appraisal in the following cases:

1.              In the event of changes (increase or decrease) in taxes and dues or any other obligations on the leased premises or changes in the economic landscape

2.              In the event that amendments to the leased premises including facilities or to facilities and amenities related to the leased premises are required

3.              In the event that adjustments are required to strike a balance with the other lots or similar facilities in the vicinity.

Article 6 (Restrictions in Use of the Premises)

1)             Prior to concluding this Agreement, the Lessee shall confirm that it qualifies, pursuant to the ‘Industrial Cluster Development and Factory Establishment Act’, to enter the Knowledge Industrial Center in order to sign the occupancy agreement with the Industrial Complex Management Center. The Lessee may not enter should it change its business type to one that is restricted from entering the Center.

2)             The Lessee shall be held accountable for all taxes and civil and/or criminal charges brought up against the Lessor, not to mention the comprehensive disadvantages incurred due to the violation of Paragraph 1 of this Article.

3)             The Lessee shall not amend/repair the existing facilities without the consent of the Lessor, and is prohibited from establishing new facilities or using existing facilities for any purpose other than for what was originally designed.

4)             The Lessee shall not install outdoor building signage at its discretion, and shall adhere to applicable regulations such as the District Planning Guidelines with respect to such matters.

Article 7 (Lessee Acts Prohibited)

The Lessee is prohibited from engaging in any of the following acts:

1.              The act of the Lessee assigning its lease rights or rights to claim the return of security deposit to a third party, collateralizing the rights, or engaging in any other form of disposition, or subleasing the leased premises to a third party

2.              The act of making renovations, additions or alterations to the leased premises or its facilities or using them for purposes other than for what they were originally designed

3.              The act of damaging or obstructing the leased premises and its facilities

4.              The act of engaging in activity that harms other tenants in the Center or using the property in a way that is harmful to others

5.              The act of bringing in and installing machinery and equipment that exceeds the conditions (noise, vibration, weight etc.) that is set forth as adequate for aggregate buildings

6.              Any act that is harmful to the aggregate building

7.              Any act of occupying common facilities, common area or common grounds, or other improper usage

8.              Any act that breaches upon the terms agreed upon between the Lessee and the Lessor with respect to the maintenance of the leased premises and its facilities

9.              Any act that is in violation of the general regulations set forth by the Industrial Complex Management Center and the management entity.

Article 8 (Area Calculation etc.)

1)             In the event of changes in the leased area due to split/merges of the leased premises, the Lessee shall recalculate the rent and security deposit in accordance with the rent and security deposit per m(2) agreed upon when concluding this Agreement.

2)             In the event of increases in rent and security deposit due to a recalculation according to Paragraph 1 of this Article, the Lessee shall make the payment of the increased amount at the following payment date, and in the event of decrease in rent and security deposit upon recalculation, the decreased amount shall be settled at the payment of the next due rent.

Article 9 (Application of the Security Deposit etc.)

1)             The Lessee shall not use the security deposit as an excuse to refuse the payment of rent or perform any other obligations, nor shall the Lessee demand the Lessor to apply the security deposit to the payment of rent, etc.

2)             In the event the Lessee fails to pay the Lessor the rent, maintenance fees and all other charges within the due date according to this Agreement, the Lessor may deduct the amount from the security deposit to be applied to the payment of liabilities and to settlement of expenses.

3)             Upon the termination of this Agreement (including early termination), the Lessor may apply the security deposit to the payment of the following fees or liabilities:

1.              Delinquent rent and maintenance fees, damages for the delay, penalties for early termination of this Agreement (10% of the security deposit)

2.              In the event of expiration or early termination of this Agreement, the Lessee shall compensate the Lessor for costs borne to restore the leased premises to its original form, including the removal of factories and/or other facilities established on the leased premises

3.              All costs incurred by the Lessee’s failure to implement the lease agreement or its engagement in any other illegal activities.

4)             The appropriation of performance sequence of the payment collected by the Lessor from the Lessee shall be in the order of damages for delayed rent, maintenance fees, rent (including VAT), and penalties for early termination, starting from the earliest arriving payment date.

Article 10 (Occupancy and Management)

1)             The Lessor shall notify the Lessee of the occupancy period 30 days prior to the first day of the designated occupancy period.

2)             Upon making full payment of the security deposit by the due date, and submitting the general documents required by the Lessor, the Lessee shall be issued an occupancy certificate that specifies the occupancy date on which the Lessee may enter the Center. The Lessee shall raise no objection to measures taken by the Lessor for eviction, rescission of this Agreement, or claims for damage compensation due to the Lessee’s unauthorized occupation of or unlawful entry into the premises prior to completing the required procedures for occupancy.

3)             In the event the Lessee should violate applicable laws and regulations such as the ‘Industrial Cluster Development and Factory Establishment Act’ and industrial complex management guidelines, or is deemed inappropriate for occupancy upon review by the Industrial Complex Management Center or is not approved for entry, the Lessee shall not enter the Center, nor shall it raise any objection on the matter.

4)             The common grounds and facilities of the leased premises shall be managed by the Lessor or a facilities management company designated by the Lessor, and the actual leased premises and its interior space shall be managed by the Lessee; provided, however, that the Lessee shall bear the costs for repair and maintenance of damages or obstructions incurred on the leased premises by the Lessee or for the repair and amendment of expendable materials within the maintenance period.

Article 11 (Maintenance and Use of the Leased Premises)

1)             In using the leased premises, the Lessee shall abide by the ‘Industrial Cluster Development and Factory Establishment Act’ and the ‘Industrial Sites and Development Act’ and other applicable construction and environment laws.

2)             The Lessee shall maintain and manage the leased premises pursuant to the duty of care and liability.

3)             The Lessee shall not assign its rights to a third party for any purpose during the term of this Agreement.

4)             The Lessee shall allow the Lessor to take measures required for the maintenance of the leased premises, and shall not seek compensation for damages resulting from such measures.

5)             From the day the occupancy begins or from the day immediately following the end of the designated occupancy period, all fees incurred, including maintenance, electricity, gas, waterworks, and road occupation charges shall be borne by the Lessee, regardless of registration, and property taxes on the leased premises shall be borne by the Lessor.

Article 12 (Maintenance fees etc.)

1)             The Lessee shall pay the maintenance and usage fees on the last day of each month or the date otherwise set and notified by the management entity (15th of each month). In the event of failure to make said payment, the arrear rates set forth in Paragraph 1 of Article 4 shall be applied to calculate the delinquency fees to be paid on top of the original amount.

2)             The management entity shall provide the Lessee with a statement of detailed accounts for the maintenance and usage fees.

Article 13 (Renewal of Agreement)

1)             The Lessee may request the Lessor for an extension of the lease period up to 2 months prior to the termination of this Agreement.

2)             The request for extension of this Agreement must be made in the form of a written notice, and should the Lessee make no request within the timeline provided above, this Agreement is deemed to be terminated upon the end of the lease period.

3)             In accordance with Paragraphs 1 and 2 of this Article, should there be a request for extension of this Agreement, the Lessor, unless there are extraordinary circumstances, may renew this Agreement once, for a term of up to 5 years, by following the steps defined by the Lessor. In this event, the Lessor may readjust contract terms such as the security deposit and rent, and Article 3 shall apply mutatis mutandis to the method of payment of the adjusted security deposit and rent.

Article 14 (Rescission or Termination of the Agreement)

1)             The Lessor may rescind or terminate this Agreement in any of the following cases:

1.              The Lessee engages in any one of the acts prohibited in Article 7

2.              The Lessee obtained the occupancy qualifications through unlawful measures or the Lessee’s property is subject to seizure, provisional seizure, disposition, auction, bankruptcy etc., or the Lessee is virtually incapable of conducting business operations due to cancellation of approvals/licenses required for business, such as dissolution of corporation or cancellation of factory registration etc.

3.              The Lessee does not occupy the center within the designated occupancy period

4.              The Lessee fails to pay the rent for 2 or more times

5.              The occupancy contract is cancelled, rescinded or terminated by the industrial complex management center

6.              The Lessee is in violation of applicable laws such as the ‘Industrial Cluster Development and Factory Establishment Act’ or entered the Center by unlawful means

7.              The Lessee loses its right to enter the Center if it is deemed as having falsified documents validating its technology in the areas of new growth drivers and source technology, and specialized technology in self-driving, and its positioning as a (preliminary) social enterprise and is disqualified for entry by the management center

8.              In the case where the Lessee is a preliminary social enterprise, but fails to become a fully certified social enterprise within the designated period (3 years)

9.              Any other case in which it is clearly difficult to maintain this Agreement due to major breach of obligations stipulated in this Agreement on the part of the Lessee.

2)             The Lessee may terminate this Agreement due to difficulty in performing under this Agreement for personal reasons or other obstacles that may arise. In that event, the Lessee must give the Lessor 3 months’ advance written notice of its intent to terminate this Agreement.

Article 15 (Liquidated Damages)

Should the Lessee be responsible for rescission or termination of this Agreement, the down payment shall belong to the Lessor.

Article 16 (Transfer of Leased Premises)

1)             Should this Agreement come to an end due to termination of thereof or expiration of the lease period, the Lessee, without delay, shall restore the leased premises to its original form and transfer back to the Lessor.

2)             Should the Lessee fail to restore the leased premises to its original form within 1 month from the expiration (including termination) of this Agreement, the Lessor may take direct measures to restore the premises to its original form at the expense of the Lessee, and the Lessee shall not raise any objection to the measures taken.

3)             Should the company seeking to lease the premises request to acquire the Lessee’s factory or other facilities, the obligation to restore the premises to the original form, as stipulated in Paragraph 1 of this Article, is deemed as having been fulfilled by conceding and transferring the factory and other facilities upon consent of the Lessee.

4)             Upon returning the leased premises, the Lessee shall not request the Lessor to purchase the factory and other facilities.

5)             The Lessee may not request a refund for the required expenses or beneficial expenses spent on the leased premises, nor may the Lessee claim lien for said reason.

6)             Should the Lessee delay the return of the leased premises pursuant to Paragraph 1 of this Article, the Lessee shall pay an amount equivalent to 120/100th of the previous rent, as well as compensate the Lessor for any and all damages incurred by the delay.

7)             Should the leased premises be handed over to the Lessor in accordance with Paragraph 1 of this Article, the Lessor, without delay, shall settle all accounts upon termination of this Agreement with the security deposit, and return the residual amount, if any, to the Lessee. If the deposit is insufficient, the Lessee shall pay the shortage amount to the Lessor.

Article 17 (Compensation for Damages)

1)             Should the Lessee or its users damage or obstruct the leased premises, either with intention or by negligence, and subsequently caused harm to a third party, the Lessee must restore the premises to its original form and compensate the third party for damages.

2)             The Lessee shall not seek compensation from the Lessor for human casualties or damages to premises for which the Lessee or its users are accountable.

Article 18 (Notification Duty)

Should there be changes in the corporation such as mergers or dissolutions, the Lessee shall notify the Lessor within 1 month of the occurrence of the change.

Article 19 (Indication and Notice of Intention)

1)             Any indication of intention with respect to this Agreement such as its rescission or termination must be sent in the form of a written notice.

2)             Should there be any changes made to the name, title or address, office locations following the date of this Agreement, the Lessee and the Lessor must notify the other party of the change in writing within 10 days of the change. Accountabilities for issues resulting from delayed notification etc. shall fall upon the party that failed to carry out this obligation.

Article 20 (Others)

1)             The Lessee shall adhere to the content of this Agreement. Upon the breach of this Agreement, it shall abide by the overall regulations set forth by the management company in accordance with Article 28-6 of the ‘Industrial Cluster Development and Factory Establishment Act’.

2)             The area of the property is stated in the legally defined unit of m2.

3)             The plans for development of surrounding areas and plans to establish various facilities, as indicated in numerous advertisements and publicity material, are matters of installation and development by government institutions and local provincial autonomies. As such, there may be amendments, cancellations, delays in the development due to modifications in plans. The Lessor shall not be held accountable for these modifications and the Lessee shall not raise any objection at any later point in time.

4)             Consultations provided at the publicity centers aim to enhance the understanding of the potential lessee, and as such, it shall not be interpreted as the Lessor taking on certain responsibilities or obligations with respect to the lease agreement.

5)             Prior to or after the approval of use of the leased premises, neither individual or discretionary group may request the addition of or amendments in facilities etc. of areas in and out of the assigned lot or the common grounds, that is commensurate to modifications in construction design

6)             At the time of occupancy, the name of the complex or the number of the building or lot may differ from the point of the lease, due to deliberations by relevant institutions, to which the Lessee shall not raise objections.

7)             All expenses (joint lighting, publicity signage for the complex etc.) related to the maintenance and repair for facilities within the Complex such as bulletin boards and landscaping fixtures and lighting that arise after the approval of use shall be jointly borne by the Lessee.

8)             The building names, CI and brand advertisements of the constructor and developer and landscape lighting may be placed on the exterior of the leased premises, and all expenses related to their maintenance and repair shall be burdened by the Lessee.

9)             The brand used by the Lessor for this business may be subject to change, and the Lessee shall raise no objections.

10)      The walking environment and elevation design etc. of the leased premises may be subject to change, and it is deemed that the Lessee consents to the revision of their design. The Lessee shall not raise objections to changes to design made by the Lessor and the process of obtaining required licenses and approvals.

11)      With respect to the use of the parking facilities, the Lessee is deemed to be sufficiently aware of its current locations and the consequent problems in using the facilities, and shall not raise objections.

12)      The lots located around the vehicle slopes may experience light and pollution due to the vehicle entry alarm lights and warning signals (upper level floor 1 and basement level floor 2 workshops).

13)      After occupancy, should the Lessee damage the external landscaping or common grounds for their own convenience, the Lessee shall be held fully accountable, and shall not demand or request repairs related to such modifications.

14)      The common facilities and land shall be jointly used by the lessees.

15)      The water supply and drainage pipes shall be individually installed by the Lessee.

16)      The number of indoors checkpoints is subject to change for maintenance and repair purposes, and their specifications and locations may be modified.

17)      Some of the customer elevators shall serve also as elevators for the disabled, and shall be excluded from the calculation of ground floor space in accordance with Article 119 of the ‘Enforcement Decree of the Building Act’.

18)      The cargo elevator and emergency (and cargo) elevator may be restricted from use by some Lessees and users due to operational issues.

19)      The kitchen fan, as part of the support facilities of the leased premises, may be installed on the rooftop, potentially resulting in noise and odors upon operation of the equipment, and the Lessee shall not raise objections.

20)      The installation of the electricity and telecommunications units of each lot may vary to be either exposed or built-in, depending on construction conditions. The Lessee shall be fully aware of such terms when entering into this Agreement.

21)      The electricity room, generator room, MDF (telecommunications center etc.), EPS/TPS center and disaster prevention room of the Knowledge Industrial Center and support facilities shall be jointly used, prohibiting individual installations, to which the Lessee shall raise no objections.

22)      The various pipes and trays for electricity, telecommunications, fire extinguishing facilities of the Knowledge Industrial Center and support facilities shall be shared, and the upper space of the parking facilities are shared.

23)      In accordance with the energy saving design standards of the premises, the lighting density of the living room of the electricity facilities area is set low, potentially in a rather low illuminance of each lot, of which the Lessee shall be fully aware prior to entering into this Agreement.

24)      The Knowledge Industrial Center and support facilities do not have security and entry/exit control systems, and the LAN facilities (internet) is not accounted for, and only the infrastructure for internet use is reflected, all of which the Lessee shall be fully aware prior to entering into this Agreement.

25)      Additional installation for extra capacity, exceeding the basic electricity allocated to each leased area, requires consent of the Lessor, and the Lessee must install directly at the electric room or shared main electric units on each floor.

26)      The fees for use of various shared systems shall be jointly paid by the lessees.

27)      Test operations for maintenance and repair of the generators may result in emission of smoke, and cause noise, odor and vibrations.

28)      The operation and management of shared facilities such as other auxiliary and health and welfare facilities shall be delegated to a management company at a later point in time.

Article 21 (Effectiveness)

1)             The Lessee confirms that it enters this Agreement upon thorough examination of the leasing advertisements, and that the content of the leasing advertisements are effective as a supplement to this Agreement.

2)             Matters that are not stipulated in this Agreement shall be governed by the ‘Industrial Cluster Development and Factory Establishment Act’, the basic management plan of the Urban High-Tech Industrial Complex of Pangyo TechnoValley 2 and other related regulations and the contract regulations set forth by the Lessor.

Article 22 (Interpretation)

In the event of objections to the interpretation of the wording of this Agreement, or difference of opinions between the Lessee and the Lessor, the Lessee and the Lessor shall reach an agreement through mutual consultations, and any claim arising out of or relating to this Agreement shall be submitted to the court in the jurisdiction where the Lessor is located.